FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity Colchester Street Trust

Fund	Tax-Exempt Portfolio
Trade Date	5/19/2016
Settle Date	6/1/2016
Security Name	LA CA MUNI IMPT(LOS ANGELES CA) 2% 11/1/16
CUSIP	544587F29
Price	100.623
Transaction Value	$ 1,710,591.00
Class Size	$ 389,555,000.00
% of Offering	0.436%
Underwriter Purchased From	Goldman, Sachs & Co.
Underwriting Members: (1)	Goldman, Sachs & Co.
Underwriting Members: (2)	Siebert Brandford Shank & Co., L.L.C.
Underwriting Members: (3)	Academy Securities, Inc.
Underwriting Members: (4)	Fidelity Capital Markets